Exhibit 10.1

                    , 20

RE:	Cash Retention Award

Dear	:

Cash Retention Agreement

We consider your continued service and dedication to Sears Hometown and Outlet Stores, Inc. (the “Company” or “we”) to be important to our business. We are pleased to offer you a cash retention award, as provided in this Cash Retention Agreement, to which we and you agree.

1. In recognition of your continued service with the Company from the date of this Cash Retention Agreement to and including                     , 20    , we are offering you a cash retention award in the amount of $            less all applicable withholdings and deductions required by law (the “Retention Award”), to be payable by the Company to you in cash as soon as administratively practicable following the Vesting Date. “Vesting Date” means the earliest of the following dates: (a)                     , 20    , (b) the date on which the Company terminates your employment without Cause, and (c) the date on which you terminate your employment with the Company for Good Reason. “Good Reason” means that, without your written consent, your annual base salary in effect on the date of this Cash Retention Agreement is reduced by ten percent or more or your place of employment is relocated by the Company to a business location that is more than fifty miles from the Company’s offices located at 5500 Trillium Boulevard, Hoffman Estates, Illinois. “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as reasonably determined by the Company) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by you in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with the Company.

2. You will receive the amount of your Retention Award specified in paragraph 1 if all of the following eligibility conditions are satisfied as of the Vesting Date: (a) you have executed this Cash Retention Agreement, delivered it to the Company, and not revoked it; (b) you have served as a full-time employee of the Company continuously until the Vesting Date; and (c) until the Vesting Date you have maintained continuously satisfactory job performance as determined by your direct supervisor in his or her reasonable discretion in accordance with the Company’s practices and procedures.

3. Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate your employment at any time with or without Cause and with or without notice to you. Neither this Cash Retention Agreement nor the Retention Award has any effect on the at-will nature of your employment.

4. This Cash Retention Agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this Cash Retention Agreement. This Cash Retention Agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

5. This Cash Retention Agreement may not be amended or modified except in writing signed by the Company and you. This Cash Retention Agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

6. This Cash Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

You are a valuable member of the team and we look forward to your continued employment with the Company. If you have any questions regarding this Cash Retention Agreement, please do not hesitate to contact                             , at                     @shos.com or at (    )     -    .

SEARS HOMETOWN AND OUTLET STORES, INC.

By:
Becky Iliff
Vice President, Human Resources

Agreed to and accepted:

Name of Grantee

2